EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

or

Mark Levin, Manager, Investor Relations (714) 247-8465 mark.levin@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

FIRST-QUARTER 2007 RESULTS

•	GAAP EPS of $0.20 Includes Approximately $0.03 in Non-Cash Acquisition-Related Charges

•	Net Sales Rise 5.6% to $251.7 Million on Growth in Company’s Three Business Units

•	IOL Sales Up 13.6% to $75.9 Million on Tecnis® Monofocal IOL and Refractive Implant Growth

•	Laser Vision Correction Procedure Sales Climb 12.4% to $45.6 Million

•	Eye Care Sales Rise 4.4% to $59.3 Million As Product Shipments Resume

(SANTA ANA, CA), April 25, 2007 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the first quarter of 2007.

The company’s net sales rose 5.6 percent to $251.7 million, including a 2.5 percent increase related to foreign currency. The company achieved growth across each of its three major business units.

AMO reported first-quarter net earnings under Generally Accepted Accounting Principles (GAAP) of $12.1 million, or $0.20 per diluted share, compared to net earnings of $2.6 million, or $0.04 per diluted share in the same period last year. These results included the following pre-tax items, which reduced net earnings per diluted share by approximately $0.03:

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A $1.6 million non-cash in-process research and development (R&D) charge related to the acquisition of WaveFront Sciences, Inc., a leading provider of wavefront aberrometers used for wavefront-guided vision correction surgery.

•	A $0.4 million unrealized loss on derivative instruments.

“In the first quarter, we continued to make meaningful progress to establish AMO as the global refractive company,” said Jim Mazzo, AMO chairman, president and chief executive officer. “Our ReZoom® and Tecnis® technologies led our intraocular lens growth and continued to outpace the market, our Advanced CustomVue® technology and international expansion of the per-procedure model drove laser vision correction sales to new highs, and we made strides to reclaim market share in our eye care business. Moreover, the WaveFront Sciences and IntraLase acquisitions demonstrate our commitment to providing refractive technologies that deliver superior outcomes, and accentuate our focus on building the refractive market, where procedures are elective and priced at their market value.”

IntraLase Acquisition

AMO completed the acquisition of IntraLase Corp. on April 2, 2007; therefore, IntraLase performance is not included in the company’s first-quarter results. For information purposes, AMO reported IntraLase first-quarter sales growth of approximately 30 percent to approximately $39 million, including approximately $24 million in procedure sales.

Integration of IntraLase into the AMO organization is currently underway. AMO expects the transaction to yield approximately $25 million to $30 million in annualized synergies, with an estimated $10 million to $15 million realized by the end of 2007. During the quarter, the company also secured financing to complete the transaction, raising $250 million in 7.50 percent senior subordinated notes and $450 million in the syndicated loan market.

“We were pleased by the capital markets’ favorable response to these financing transactions,” said Richard A. Meier, chief operating officer and chief financial officer. “We secured competitive pricing and maintained our existing credit rating.”

Financial Guidance

AMO affirmed its guidance as follows:

	2007	2008
Revenue (in millions)	$1,150 - $1,175	$1,350 - $1,370
Adjusted EPS	$1.40 - $1.55	$2.25 - $2.40

The company’s adjusted EPS guidance includes acquisition-related amortization. The IntraLase acquisition will cause AMO’s acquisition-related amortization to increase by approximately $30 million on an annualized basis, bringing AMO’s total annual amortization to approximately $70 million, or about $0.70 per share on an after-tax basis. AMO’s adjusted EPS guidance excludes the impact of charges and write-offs associated with acquisitions, recapitalizations and unrealized gains or losses on derivative instruments. For more information, see the “Use of Non-GAAP Measures” section later in this release.

First-Quarter Sales by Product Line

Below are sales highlights of first-quarter 2007 results. Growth rates reflect comparisons to the same period in 2006 and include the impacts of foreign currency. For more information, see the table entitled “Global Sales” that accompanies this release.

Cataract/Implant sales rose 6.1 percent to $127.7 million.

•	Total intraocular lens (IOL) sales rose 13.6 percent to $75.9 million.

•	Monofocal IOL sales rose 11.5 percent to $63.0 million, reflecting continued strong growth of the Tecnis® IOL franchise.

•	Refractive IOL sales rose 25.3 percent to $12.9 million, reflecting demand for the company’s ReZoom®, Tecnis® Multifocal, VerisyseTM and VeriflexTM IOLs.

•	Viscoelastic sales declined 4.9 percent to $27.5 million, due primarily to competitive and reimbursement pricing pressure in certain international markets.

•	Phacoemulsification sales declined 5.4 percent to $20.3 million, due primarily to lower equipment sales ahead of the planned introduction of the new WhiteStar SignatureTM phacoemulsification system during the American Society of Cataract and Refractive Surgery annual meeting later this month. Sales were partially offset by 6.4 percent growth in surgical pack sales.

Laser Vision Correction (LVC) sales rose 6.0 percent to $64.6 million.

•	Procedures and related sales rose 12.4 percent to $45.6 million.

•	U.S. procedure volumes grew 3.4 percent and U.S. custom procedure mix reached 60.8 percent for the trailing 12 months ended March 30, 2007.

•	International procedure sales grew 83.3 percent to $4.6 million.

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System sales declined 6.0 percent to $10.4 million, due primarily to the rollout of Iris Registration technology in the year-ago quarter and partially offset by $1.3 million in sales of WaveFront SciencesTM products.

Eye Care sales rose 4.4 percent to $59.3 million.

•	Multipurpose sales rose 4.7 percent to $33.9 million.

•	U.S. COMPLETE® MoisturePlus™ solution sales rose 23.1 percent to $12.6 million, reflecting favorable market share growth trends.

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Eye care sales declined 29.3 percent and 15.1 percent in Asia Pacific and Japan, respectively, reflecting the impacts of the voluntary recall and temporary shutdown of the company’s manufacturing plant in China in late 2006.

•	Hydrogen peroxide sales declined 2.6 percent to $13.8 million, reflecting the continued contraction of this market in Japan and Europe.

Eye Care Manufacturing Update

During the quarter, production resumed as planned on three of the four manufacturing lines at the company’s China facility, which supplies primarily the Japanese and Asia Pacific markets. Eye care product shipments also resumed to these markets during the first quarter. The company expects to experience some supply shortages in Asia Pacific and Japan through the second quarter of 2007, as supply ramps up to meet demand. The plant’s fourth line is scheduled to begin production in the next 30 to 45 days, consistent with the company’s original schedule. Production at the company’s eye care manufacturing facility in Spain, which supplies North American and European markets, continued uninterrupted during this time.

The U.S. Food and Drug Administration (FDA) plans to conduct routine inspections of AMO’s eye care manufacturing facilities in Spain and China during May and June 2007. AMO had indicated previously that such inspections were expected. The company is cooperating fully with the FDA and does not anticipate any impact to production as a result of the inspections.

Additional First-Quarter Highlights

Below are additional highlights of first-quarter 2007 results. Growth rates reflect comparisons to the same period one year ago.

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Gross profit rose 4.0 percent and included a $2.3 million negative impact from the recall and a $4.7 million non-cash charge related to the termination of the AmadeusTM microkeratome distribution agreement. AMO decided to exit the mechanical microkeratome business effective May 1, following the completion of the IntraLase acquisition. Gross profit in the year-ago quarter included $3.2 million in charges related to rationalization and repositioning initiatives.

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R&D expense rose 12.9 percent to represent approximately 7.6 percent of sales, compared to 7.1 percent in the first quarter of 2006. The increase was due primarily to the addition of WaveFront Sciences and an impairment charge related to an R&D licensing agreement.

•	SG&A expense rose 14.8 percent and included approximately $2.1 million in recall-related expenses. SG&A expense in the year-ago quarter included $2.3 million in other expenses.

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Operating income of $27.2 million included $7.3 million in non-cash charges related to the termination of the microkeratome distribution agreement, in-process R&D related to the WaveFront Sciences acquisition and the impairment charge related to an R&D licensing agreement. First- quarter 2006 operating income of $9.7 million included $34.8 million in charges related primarily to rationalization and repositioning initiatives.

•	Non-operating expense rose 30.5 percent, reflecting increased interest expense associated with the company’s June 2006 recapitalization and a $0.4 million unrealized loss on currency derivatives.

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The company reported an income tax provision of $7.4 million, compared to $1.1 million in the year-ago quarter. The effective tax rate in the quarter was approximately 38 percent, compared to 30 percent in the year-ago quarter. The increase was primarily due to higher pre-tax income and the impact of non-deductible charges in the first quarter of 2007. The company continues to estimate its effective tax rate for 2007 to be in the 32 percent to 33 percent range.

Live Web Cast & Audio Replay

AMO will host a live Web cast to discuss this release today at 10:00 a.m. EDT. To participate and download slides that accompany the company’s remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon EDT today and will continue through midnight EDT on May 9 at 800-642-1687 (Passcode 5853040) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO develops advanced, life-improving vision technologies for people of all ages. Products in the cataract/implant line include intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as ReZoom® , Tecnis®, Clariflex®, Sensar®, and Verisyse® IOLs, Sovereign® and Sovereign® Compact(TM) phacoemulsification systems with WhiteStar® technology, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the laser vision correction line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices, and excimer laser vision correction systems and treatment cards. AMO brands in the laser vision correction business include Star S4 IR® , WaveScan Wavefront®, CustomVue® , IntraLase FS® Method and IntraLasik(TM). Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE Moisture PLUS®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care(TM) and blink(TM) branded products. AMO is based in Santa Ana, California, and employs approximately 4,200 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for adjusted EPS for 2007 and 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes the impact of charges or write-offs associated with acquisitions, reorganization or recapitalizations, and unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted EPS is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted EPS to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives. Our guidance for adjusted EPS includes the impact of transaction-related intangible amortization and stock-based compensation expense now being recognized under Statement of Financial Accounting Standards No. 123R (FAS123R) issued by the Financial Accounting Standards Board.

This non-GAAP financial measure is in addition to and in conjunction with results presented in accordance with GAAP. This non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this document that refer to AMO’s estimated or future results such as statements of Mr. Mazzo, the “Financial Guidance” and “Eye Care Manufacturing Update” sections of this release, estimates of strategic and financial benefits of the acquisitions and estimated effective tax rates, expected product supply status and expected product launches and features are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In any forward-looking statement in which AMO expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with successfully integrating AMO and IntraLase, the failure to realize the synergies and other perceived advantages resulting from the transaction, costs associated with the transaction, the ability to retain key personnel after the transaction, AMO’s ability to successfully execute its business strategies, unforeseen impacts of AMO’s 2006 recall of eye care solutions, the extent and timing of regulatory approvals, and the extent and timing of market acceptance of new products or product indications, manufacturing, litigation, the procurement, maintenance, enforcement and defense of patents and proprietary rights, competitive conditions in the industry, business cycles affecting the markets in which any products may be sold, fluctuations in foreign exchange rates and interest rates, and economic conditions generally or in various geographic areas, including those set forth in AMO’s and IntraLase’s most recent Annual Reports on Form 10-K, especially in the “Risk Factors” sections, and their respective Current Reports on Form 8-K and other SEC filings. AMO is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 30, 2007	March 31, 2006
Net sales:
Cataract/implant	$127,749	$120,444
Laser vision correction	64,615	60,955
Eye care	59,309	56,829

	251,673	238,228

Cost of sales (A)	94,167	86,835

Gross profit	157,506	151,393

Selling, general and administrative	109,518	95,439
Research and development	19,164	16,973
In-process research and development	1,580	—
Business repositioning costs	—	29,254

Operating income	27,244	9,727

Non-operating expense:
Interest expense	6,164	4,507
Unrealized loss on derivative instruments	383	438
Other, net	1,216	1,004

	7,763	5,949

Earning before income taxes	19,481	3,778

Provision for income taxes	7,372	1,149

Net earnings	$12,109	$2,629

Net earnings per share:
Basic	$0.20	$0.04
Diluted	$0.20	$0.04

Weighted average number of shares outstanding:
Basic	59,399	68,228
Diluted	61,044	71,026

(A)	Includes charges of $3,178 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products as the result of the business repositioning plan for the three months ended March 31, 2006.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

	Three Months Ended
(in thousands)	March 30, 2007	March 31, 2006
Geographic Sales:
Americas:
Cataract/implant	$50,751	$46,510
Laser vision correction	53,111	52,027
Eye care	20,015	16,900

Total Americas	$123,877	$115,437

Europe/ Africa/ Middle East:
Cataract/implant	$51,547	$46,385
Laser vision correction	6,225	4,099
Eye care	20,024	15,905

Total Europe/ Africa/ Middle East	$77,796	$66,389

Japan:
Cataract/implant	$13,355	$14,958
Laser vision correction	1,480	816
Eye care	13,689	16,129

Total Japan	$28,524	$31,903

Asia Pacific:
Cataract/implant	$12,096	$12,591
Laser vision correction	3,799	4,013
Eye care	5,581	7,895

Total Asia Pacific	$21,476	$24,499

Total Geographic Sales	$251,673	$238,228

Product Sales:
Cataract/implant:
Intraocular lenses	$75,948	$66,849
Viscoelastics	27,466	28,892
Phacoemulsification products	20,278	21,437
Other	4,057	3,266

Total Cataract/Implant	$127,749	$120,444

Laser vision correction:
Procedures and related	$45,635	$40,591
Systems	10,386	11,050
Microkeratome	2,033	3,274
Service and parts/other	6,561	6,040

Total Laser Vision Correction	$64,615	$60,955

Eye care:
Multi-purpose solutions	$33,886	$32,377
Hydrogen-peroxide solutions	13,817	14,180
Other	11,606	10,272

Total Eye Care	$59,309	$56,829

Total Product Sales	$251,673	$238,228

	Three Months Ended
	March 30, 2007	March 31, 2006	% Growth	% Exchange Impact
Net Sales:
Cataract/implant	$127,749	$120,444	6.1%	3.4%
Laser vision correction	64,615	60,955	6.0%	0.7%
Eye care	59,309	56,829	4.4%	2.6%

	$251,673	$238,228	5.6%	2.5%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	March 30, 2007	December 31, 2006
Cash and equivalents	$43,899	$34,522
Trade receivables, net	216,131	232,408
Inventories	127,600	127,532
Working capital, excluding cash	242,245	226,168
Total debt, including current portion	851,105	851,105
Stockholders’ equity	738,263	715,991

	Three Months Ended
	March 30, 2007	March 31, 2006
Depreciation and amortization	$17,116	$16,482
Capital expenditures, excluding acquisitions	10,045	8,981

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